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                                                Exhibit i

                 NEW ENGLAND ENERGY INCORPORATED
                      Fuel Purchased for NEP
             for the Quarter Ended December 31, 1996
            -----------------------------------------

Exploration
-----------

Date purchased (delivered)      Oct.22,1996       Oct.28,1996
                                -----------       -----------
                                    [C]              [C]
[S]
Quantity of fuel (eq. Bbl)      128,310.40        217,292.59
Average net price (per eq. Bbl) $    6.34         $    7.00
                              -------------   --------------

Cost to NEEI                    813,774.43     $ 1,522,323.42


Loss from NEEI fuel
  exploration activities       1,841,503.33     2,975,269.20
                              --------------  --------------
Cost to NEP                   $2,655,277.76   $ 4,497,592.62
                              -------------   --------------